Exhibit 5.1

March 9, 2016	[Opinion as to legality of securities being issued]

Atlas Growth Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, PA 15275

Re:	Atlas Growth Partners, L.P. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Atlas Growth Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-1, initially filed with the Commission on October 21, 2015 (File No. 333-207537) (as amended, the “Registration Statement”), including the prospectus included as part of the Registration Statement (the “Prospectus”). The Registration Statement relates to the continuous offering from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of:

(i)	up to a maximum aggregate amount of 100,000,000 Class A Common Units representing limited partner interests in the Partnership (“Class A Common Units”) and Class T Common Units representing limited partner interests in the Partnership (“Class T Common Units,” and collectively with Class A Common Units, the “Primary Offering Common Units”);

(ii)	warrants (the “Warrants”) to purchase up to a maximum of 12,330,041 additional common units representing limited partner interests in the Partnership;

(iii)	up to a maximum aggregate amount of 21,505,376 Class A Common Units (the “DRIP Common Units,” and collectively with the Primary Offering Common Units and the Warrants, the “Primary Offering Securities”), issuable pursuant to the Partnership’s distribution reinvestment plan (the “DRIP”); and

(iv)	up to a maximum aggregate amount of common units representing limited partner interests in the Partnership equal to the sum of the aggregate number of (a) Class A Common Units, Class T Common Units and DRIP Common Units outstanding on the date on which the consummation of the listing of such common units on a national securities exchange (the “Listing Event”) occurs and the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Post-Listing Partnership Agreement”) has become effective, and (b) common units issuable upon exercise of the Warrants (the common units identified in the foregoing clauses (a) and (b), the “Post-Listing Common Units”).

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)

the Certificate of Limited Partnership of the Partnership, dated February 11, 2013, as filed in the office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on February 11, 2013;

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(ii)	the Agreement of Limited Partnership of the Partnership, dated as of February 11, 2013 (the “Existing Partnership Agreement”);

(iii)	the form of First Amended and Restated Agreement of Limited Partnership of the Partnership, attached as Exhibit A to the Prospectus, to be entered into by and among Atlas Growth Partners GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner, and the persons who continue as or become partners in the Partnership as provided therein (the “Pre-Listing Partnership Agreement”);

(iv)	the form of the Post-Listing Partnership Agreement, attached as Exhibit B to the Prospectus;

(v)	the Certificate of Formation of the General Partner, dated February 11, 2013, as filed in the office of the Delaware Secretary of State on February 11, 2013;

(vi)	the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of November 26, 2013 (the “GP LLC Agreement”);

(vii)	good standing certificate;

(viii)	the Registration Statement;

(ix)	the form of subscription agreement (the “Subscription Agreement”), attached as Exhibit C to the Prospectus;

(x)	the form of warrant agreement (the “Warrant Agreement”), attached as Exhibit D to the Prospectus; and

(xi)	the form of DRIP, attached as Exhibit E to the Prospectus.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and the General Partner and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership and the General Partner and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

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In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the legal capacity and authority of all natural persons or entities (other than the Partnership and the General Partner) executing all agreements, instruments, books and records, certificates and other documents submitted to us; (ii) the due authorization, execution and delivery of all agreements, instruments, books and records, certificates and other documents by all parties thereto (other than the Partnership and the General Partner); (iii) the genuineness of all signatures on all agreements, instruments, books and records, certificates and other documents submitted to us; (iv) the authenticity and completeness of all agreements, instruments, books and records, certificates and other documents submitted to us as originals; (v) that all agreements, instruments, books and records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof and that such originals are authentic and complete; (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Partnership and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that there has not been any change in the good standing status of the Partnership or the General Partner from that reported in the certificate of good standing regarding the Partnership and the General Partner obtained from the Delaware Secretary of State; (ix) that each of the officers, members, partners and members of the board of directors or other governing body of the Partnership has properly exercised his or her fiduciary duties; (x) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us; (xi) that the Pre-Listing Partnership Agreement will be in full force and effect and will not have been amended as of the date on which the Primary Offering Securities are issued by the Partnership; (xii) that there are no agreements or understandings between or among the parties to the Pre-Listing Partnership Agreement, the Subscription Agreements and the Warrant Agreements or third parties (other than the Partnership and the General Partner with respect to the Pre-Listing Partnership Agreement, the Subscription Agreements and the Warrant Agreements) that would expand, modify or otherwise affect the terms of the Pre-Listing Partnership Agreement, the Subscription Agreements or the Warrant Agreements, as applicable, or the respective rights or obligations of the parties thereunder; (xiii) that the books and records of the Partnership will set forth all information required by the Existing Partnership Agreement, the Pre-Listing Agreement and the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the “LP Act”), including all information with respect to each holder of a Pre-Listing Unit (each, a “Pre-Listing Unit Holder” and collectively, the “Pre-Listing Unit Holders”), and their contributions to the Partnership; (xiv) the payment or exchange by each purchaser of Primary Offering Securities of the full consideration due for the Primary Offering Securities acquired by such purchaser; (xv) that the Pre-Listing Unit Holders will fulfill all of their obligations set forth in the Pre-Listing Partnership Agreement; and (xvi) that upon a Listing Event, the Post-Listing Partnership Agreement will be in full force and effect and will not have been amended as of the date on which the Post-Listing Common Units are issued by the Partnership.

As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Partnership and the General Partner.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1.	The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the LP Act.

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2.	The Primary Offering Common Units and the DRIP Common Units to be issued by the Partnership pursuant to the Subscription Agreements and the DRIP, respectively, upon issuance and delivery of such common units and receipt by the Partnership of payment of the purchase price therefor in accordance with the Subscription Agreements and the DRIP, respectively, will be duly authorized, validly issued, fully paid and nonassessable limited partner interests in the Partnership. We note, however, that purchasers of such common units may be obligated to repay any funds wrongfully distributed to it by the Partnership.

3.	The Warrants to be issued by the Partnership pursuant to the Warrant Agreements upon issuance and delivery of such Warrants, such Warrants will be duly authorized, constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms.

4.	The Post-Listing Common Units will, upon the consummation of a Listing Event and the execution and delivery of the Post-Listing Partnership Agreement by the General Partner and the other parties thereto, be duly authorized and validly issued, fully paid and nonassessable limited partner interests in the Partnership. We note, however, that purchasers of such common units may be obligated to repay any funds wrongfully distributed to it by the Partnership.

With respect to the opinions set forth in paragraphs 2 and 4 above, the term “purchasers of such common units” does not include a person or entity that is or was a general partner of the Partnership.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than (i) the LP Act and (ii) the Delaware Limited Liability Company Act, in each case as in effect on the date of this opinion letter and as interpreted by the courts of the State of Delaware.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

This opinion letter is rendered solely in connection with the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Paul Hastings LLP